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                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors and Stockholders
Falconstor, Inc.

  We consent to the use of our report dated April 20, 2001, on the consolidated balance sheet of Falconstor, Inc. and subsidiary (a development stage enterprise) as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for the period from inception (February 10, 2000) through December 31, 2000 incorporated by reference in this registration statement on Form S-4 of Network Peripherals Inc. and to the reference to our firm under the heading "Experts" in the prospectus and the registration statement incorporated by reference herein.

                                            /s/ KPMG LLP

Melville, New York

August 21, 2001